Exhibit 99.1

Press Release

For immediate release

Company contact: Jennifer Martin, Vice President-Investor Relations, 303-312-8155

BILL BARRETT CORPORATION APPOINTS R. SCOT WOODALL AS INTERIM CEO

Jim W. Mogg Named Chairman of the Board;

Fred Barrett Steps Down as Chairman of the Board, Chief Executive Officer and President

Board Has Initiated Search for Permanent CEO

DENVER, January 7, 2013 – Bill Barrett Corporation (NYSE: BBG) announced today that its Board of Directors has appointed R. Scot Woodall, Chief Operating Officer, as interim Chief Executive Officer following Fred Barrett’s decision to step down as Chairman of the Board, Chief Executive Officer, President and a director of the Company, effective immediately. Jim W. Mogg, lead independent director, has been elected as non-executive Chairman of the Board, effectively immediately.

The Board has formed a Search Committee, comprised of independent directors, to begin the search for a permanent CEO, and is in the process of retaining a leading executive search firm. The search process will include a full review of internal and external candidates. In addition to serving as interim CEO, Mr. Woodall will maintain his current responsibilities as COO while the search is conducted.

“The Board thanks Fred for his dedicated service to the Company since its inception,” said Jim W. Mogg, Chairman of the Board. “During his tenure, Fred has guided the Company through a period of prolonged production and reserve growth and as the Company has transitioned from predominantly natural gas to a more oil-weighted portfolio. We are pleased to have a proven leader of Scot’s caliber to serve as Interim CEO. The Board believes Scot can help us accelerate our objectives of improving our financial strength and flexibility while enhancing shareholder value. Scot’s deep understanding of our Company and our industry gives us confidence in his ability to lead as we conduct our search for a permanent replacement.”

Fred Barrett commented: “This is the right time to focus my energy and expertise on other activities and on my family. I am pleased with what we have accomplished over the past 11 years, including our strategic decision to position the Company in oil-rich areas and increase oil production and reserves. I take pride in the success of Bill Barrett Corporation and have great confidence in its future success.”

“I am honored to have been selected to lead Bill Barrett Corporation on an interim basis,” said Scot Woodall, Chief Operating Officer and interim Chief Executive Officer. “Bill Barrett Corporation is financially strong, and we are committed to improving performance and cash flow through our continued focus on driving exceptional oil production growth in 2013 and 2014. I look forward to working closely with the Board, management team and Bill Barrett Corporation’s talented and dedicated employees to capitalize on our existing low risk opportunities, maximize returns, and enhance shareholder value.”

About R. Scot Woodall

Mr. Woodall has served as Chief Operating Officer since July 2010. Mr. Woodall previously served as Executive Vice President-Operations from February 2010 until July 2010 and as Senior Vice President-Operations from April 2007 until February 2010. Prior to joining Bill Barrett Corporation, Mr. Woodall served as Senior Vice President-Western US for Forest Oil Corporation from 2004 to April 2007 and as Drilling and Production Manager for Forest Oil Corporation from 2000 until 2004. Mr. Woodall has over 28 years of industry experience.

About Jim W. Mogg

Mr. Mogg has served as a director of the Company since May 2007 and as Lead Director from February 2010 until January 2013. Mr. Mogg also has served as a director for ONEOK, a publicly traded diversified energy and natural gas distribution company, since July 2007 and ONEOK Partners, a master limited partnership that operates natural gas and natural gas liquids gathering, processing, pipelines, and fractionation assets, since August 2009. From 2005 until 2007, Mr. Mogg served as chairman of DCP Midstream Partners and from 2004 through 2006, Mr. Mogg was Group Vice President and Chief Development Officer for Duke Energy Corporation. From 2000 through 2003, Mr. Mogg was Chairman, President and CEO of Duke Energy Field Services and, as a member of TEPPCO’s board, served as Vice Chairman/Chairman. Previously, Mr. Mogg held various executive and senior management positions at Duke Energy and Pan Energy over a 27 year period. Mr. Mogg has also served on several nonprofit and industry boards, including being a past President of the Gas Processors Association.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops oil and natural gas in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

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